Exhibit 1

JOINT FILING AGREEMENT

The undersigned parties hereby agree that this Amendment No. 1 to Schedule 13D filed herewith relating to the American Depositary Shares, each representing twenty (20) ordinary shares, no par value per share of Chemomab Therapeutics Ltd., is being filed jointly with the Securities and Exchange Commission pursuant to Rule 13d-1(k) on behalf of each such person.

Date: November 17, 2022

/s/ Adi Mor ADI MOR /s/ Kobi George KOBI GEORGE